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Exhibit (a)(1)(v)

        Offer to Purchase for Cash
by
Blue Bird Corporation
Up to $50 Million in Aggregate Value of Shares of its Common Stock
at a Cash Purchase Price of $28.00 per Share and
Shares of its Series A Convertible Preferred Stock
at a Cash Purchase Price of $241.69 per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

September 14, 2018

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated September 14, 2018 (the "Offer to Purchase"), and related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer") in connection with the offer by Blue Bird Corporation, a Delaware corporation ("Blue Bird"), to purchase up to $50 million in aggregate value of shares of (i) its common stock, $0.0001 par value per share (the "Common Stock"), for purchase by Blue Bird at a price of $28.00 per Share (the "Common Stock Offer Price"), and (ii) its 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), for purchase by Blue Bird at a price per share of $241.69, which is equal to the Common Stock Offer Price multiplied by 8.6318, which is the conversion rate to acquire shares of Common Stock set forth in Blue Bird's Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock, rounded to the nearest one-ten-thousandth (such price, the "Preferred Stock Offer Price"), in each case, upon the terms and subject to the conditions described in the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        Upon the terms and subject to the conditions of the Offer, Blue Bird will purchase those shares of (i) Common Stock that are properly tendered and not properly withdrawn at the Common Stock Offer Price and (ii) Preferred Stock that are properly tendered and not properly withdrawn at the Preferred Stock Offer Price, each such price payable to the seller in cash, less any applicable withholding taxes and without interest (as applicable, the "Purchase Price"). Upon the terms and subject to the conditions of the Offer, if, Shares having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, Blue Bird will buy all Shares properly tendered and not properly withdrawn. However, Blue Bird may not purchase all of the Shares tendered under certain circumstances, including if Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, and as a result of "Odd Lot" priority as described in the Offer. If Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, Blue Bird will purchase a prorated amount of the Shares as described in the Offer. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. Blue Bird reserves the right, in its sole discretion, to change the Purchase Price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), Blue Bird may increase the number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

        Blue Bird reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 6 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

        On the terms and subject to the conditions of the Offer, if, Shares having an aggregate value in excess of $50 million (or such greater amount as Blue Bird may elect to pay, subject to applicable law) have been validly tendered, and not properly withdrawn before the Expiration Date, Blue Bird will accept the Shares to be purchased in the following order of priority: (i) first, Blue Bird will purchase all Odd Lots of less than 100 shares of Common Stock at the Common Stock Offer Price from shareholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference); second, after purchasing all Odd Lots that were properly tendered and not properly withdrawn, Blue Bird will purchase all Shares properly tendered and not properly withdrawn until an aggregate value of $50 million of Shares, and if Shares with value in excess of $50 million are properly tendered and not properly withdrawn, on a pro rata basis (accounting for shares of Preferred Stock on an as if converted into Common Stock basis) with appropriate adjustment to avoid purchases of fractional Shares. Therefore, it is possible that Blue Bird will not purchase all of the Shares that you tender. Shares not purchased in the Offer because of proration will be returned to the tendering stockholders at Blue Bird's expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

        The Offer is conditioned on the receipt of financing and on certain other conditions. See Section 6 of the Offer to Purchase.

        We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

        Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

        Please note the following:

          1.     You may instruct us to tender your shares of Common Stock at a price of $28.00 per Share, as indicated in the attached Instruction Form, to you in cash, less any applicable withholding taxes and without interest. You may tender your shares of Preferred Stock at a price of $241.69 per Share, as indicated in the attached Instruction Form, to you in cash, less any applicable withholding taxes and without interest.

          2.     You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

          3.     The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on Monday, October 15, 2018, unless Blue Bird extends the Offer.

          4.     The Offer is for up to $50 million in aggregate value of Shares. At the Common Stock Offer Price of $28.00 per Share, Blue Bird could purchase 1,785,714 shares of Common Stock if the Offer is fully subscribed solely with tenders of shares of Common Stock (including shares of Common Stock acquired upon conversion of Preferred Stock tendered in the Offer) (representing approximately 6.6% of the shares of Common Stock outstanding as of September 12, 2018).

          5.     Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Blue Bird, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Blue Bird's purchase of Shares under the Offer.

        YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, OCTOBER 15, 2018, UNLESS THE OFFER IS EXTENDED.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

        The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares of Blue Bird. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of Blue Bird residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

 INSTRUCTION FORM

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 14, 2018 (the "Offer to Purchase"), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"), in connection with the offer by Blue Bird Corporation, a Delaware corporation ("Blue Bird"), to purchase for cash up to $50 million in aggregate value of shares of (i) its common stock, $0.0001 par value per share (the "Common Stock"), for purchase by Blue Bird at a price of $28.00 per Share (the "Common Stock Offer Price"), and (ii) its 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), for purchase by Blue Bird at a price per share of $241.69, which is equal to the Common Stock Offer Price multiplied by 8.6318, which is the conversion rate to acquire shares of Common Stock set forth in Blue Bird's Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock of Blue Bird, rounded to the nearest one-ten-thousandth (such price, the "Preferred Stock Offer Price"), in each case, upon the terms and subject to the conditions described in the Offer.

        Upon the terms and subject to the conditions of the Offer, Blue Bird will purchase those Shares of (i) Common Stock that are properly tendered and not properly withdrawn at the Common Stock Offer Price and (ii) Preferred Stock that are properly tendered and not properly withdrawn at the Preferred Stock Offer Price, such price payable to the seller in cash, less any applicable withholding taxes and without interest (as applicable, the "Purchase Price").

        The undersigned hereby instruct(s) you to tender to Blue Bird the class and number of Shares indicated below or, if no class or number is specified, all Shares you hold for the account of the undersigned, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares of Common Stock To Be Tendered
By You For The Account Of The Undersigned:                          Shares.

Aggregate Number Of Shares of Preferred Stock To Be Tendered
By You For The Account Of The Undersigned:                          Shares.

 ODD LOTS
(See Instruction 13 of the Letter of Transmittal)

        As described in Section 1 of the Offer to Purchase, under certain conditions, shareholders holding fewer than 100 shares of Common Stock may have their shares of Common Stock accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more shares of Common Stock, even if such holders have separate accounts or certificates representing fewer than 100 shares of Common Stock. Accordingly, this section is to be completed ONLY if shares of Common Stock are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares of Common Stock. The undersigned either (check one box):

☐
owns, whether beneficially or of record, an aggregate of fewer than 100 shares of Common Stock and is tendering all such shares; or

☐
is a broker, dealer, commercial bank, trust company, or other nominee that (i) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder, and (ii) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 shares of Common Stock and is tendering all such shares.

        The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Blue Bird's Board of Directors has authorized Blue Bird to make the Offer. However, none of Blue Bird, any of the members of its Board of Directors, D.F. King & Co., Inc., the Information Agent for the Offer (the "Information Agent"), or Continental Stock Transfer & Trust Company, the Depositary for the Offer (the "Depositary"), makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares. None of Blue Bird, nor any of the members of its Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender before taking any action with respect to the Offer.

 SIGNATURE

Signature(s)

(Please Print)

Name(s)

(Please Print)

Taxpayer Identification or Social Security No.:

Address(es)

(Include Zip Code)

Phone Number (including Area Code)

Date: , 2018

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  Exhibit (a)(1)(v)
INSTRUCTION FORM
ODD LOTS (See Instruction 13 of the Letter of Transmittal)
SIGNATURE